                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-52073

PROSPECTUS
----------
                                 653,061 SHARES

                              PROCYTE CORPORATION
                             _____________________

                                  COMMON STOCK
                             _____________________

     This Prospectus relates to up to 653,061 shares of Common Stock, par value $0.01 per share (the "Common Stock") of ProCyte Corporation ("ProCyte" or the "Company"). The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "PRCY." On June 8, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $1.094 per share.

     The shares of Common Stock of ProCyte offered hereby (the "Shares") may be sold from time to time by certain Shareholders of the Company (the "Selling Shareholders") in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. The Company will not receive any of the proceeds from the sale of the Shares. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

     The Shares offered hereby were acquired by the Selling Shareholders from the Company on April 27, 1998 (the "Closing Date"), in connection with the acquisition of all the assets (the "Acquisition") of HumaTech Corp., a Florida corporation ("HumaTech") by ProCyte in consideration of $1,500,000 in cash and 1,088,435 Shares of the Common Stock valued at $1,500,000 as of the consummation of the Acquisition, and are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Shareholders to the public without restriction. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Act. See "Plan of Distribution."

        THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.  SEE
                      "RISK FACTORS" BEGINNING ON PAGE 4.
                             _____________________

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

                 The date of this Prospectus is June 18, 1998.

                               TABLE OF CONTENTS

  Forward-Looking Information..........................................   2
  Available Information................................................   2
  Incorporation of Certain Documents by Reference......................   3
  The Company..........................................................   3
  Risk Factors.........................................................   4
  Selling Shareholders.................................................  10
  Plan of Distribution.................................................  11
  Experts..............................................................  12
  Legal Matters........................................................  12

                          FORWARD-LOOKING INFORMATION

     This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and the Company's future results of operations or financial position are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that the Company's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

                             AVAILABLE INFORMATION

     ProCyte is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding ProCyte. Material filed by ProCyte can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON SUCH PERSON'S WRITTEN OR ORAL REQUEST, COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, PROCYTE CORPORATION, 8511 154TH AVENUE, N.E., BUILDING A, REDMOND, WASHINGTON 98052-3557, TELEPHONE NUMBER (425) 869-1239.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-18044) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

     2. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 19, 1989, including any amendment or report filed for the purpose of updating such description.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     4.   The Company's Current Report on Form 8-K dated April 27, 1998.

     5. The Company's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, dated May 27, 1998.


     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                  THE COMPANY

     ProCyte is a healthcare company that develops, manufactures and markets products for wound care, skin health and hair care. The Company's products incorporate its patented copper-peptide technology and absorbent polymer technology. The Company's products are targeted for use in medical market sectors that provide healthcare solutions for tissue repair, skin health and hair care conditions, and also for the consumer markets that address skin and hair care. The Company's business currently focuses on three target markets: chronic wound care; plastic and cosmetic surgery and dermatology; and skin and hair care. ProCyte is a Washington corporation organized in 1986. The Company's headquarters are located at 8511 - 154th Avenue N.E., Building A, Redmond, Washington 98052. Its telephone number is (425) 869-1239.

                                  RISK FACTORS

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS, BUT THEIR ABSENCE DOES
NOT MEAN THE STATEMENT IS NOT FORWARD-LOOKING. THESE STATEMENTS ARE NOT GUARANTIES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS, ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; FLUCTUATIONS IN FUTURE
EARNINGS

     ProCyte is a healthcare company that has generated minimal revenues since inception. The Company launched its first product in 1996, launched additional wound care product lines in 1997 and expects further product launches in skin care and hair care in 1998; however, to date, the Company has generated only minimal revenues from product sales and there can be no assurance that the Company will be able to generate sufficient product sales to achieve a profitable level of operations. As of December 31, 1997, the Company's accumulated deficit was approximately $62.3 million. The Company expects to incur additional operating losses at least through 1999. The Company's revenues have principally been from interest income, research fees, license fees and fees for performance of contract manufacturing services. The Company's ability to achieve a consistent, profitable level of operations is dependent in large part upon successfully marketing and manufacturing its products, entering into agreements with corporate partners for distribution and commercialization of the Company's products and out-licensing of the Company's products and technology, of which there can be no assurance. In addition, payments under corporate partnerships and licensing arrangements, if any, will be subject to significant fluctuations in both timing and amounts. The time required to reach sustained profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. Moreover, if profitability is achieved, the level of profitability cannot be predicted and it may vary significantly from quarter to quarter.

NEED FOR ADDITIONAL CAPITAL

     The Company expects negative cash flow from operations to continue for the foreseeable future. The Company may require substantial additional funds to expand or enhance its sales and marketing activities and to continue product development. The Company's future capital requirements will depend on numerous factors, including its efforts, and the efforts of its collaborative partners, to commercialize its products; continued scientific progress in the Company's research and development programs; the results of research and development activities; relationships with existing and future corporate collaborators, if any; competing technological and market developments; the costs involved in filing, prosecuting and enforcing patent claims; the time and costs of commercialization activities; and other factors. As of December 31, 1997, the Company had cash, cash equivalents and securities available for sale of $12.9 million. The Company estimates that at its planned rate of spending, its existing cash, cash equivalents and securities available for sale and the interest income thereon will be sufficient to meet its capital requirements at least through 1999. There can be no assurance that the underlying assumed levels of revenue and expense will prove accurate. Whether or not these assumptions prove to be accurate, the Company will need to raise substantial capital to fund operations. The Company may be required to seek additional funding through public or private financing, including equity financing, and through collaborative arrangements. Adequate funds for these purposes, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, may not be available when needed or may not be available on terms favorable to the Company, if at all. If additional funds are raised by issuing equity securities, dilution to existing shareholders will result. In addition, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its marketing and research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. Furthermore, the terms of any such license agreements might be less favorable than if the Company were negotiating from a stronger position. Moreover, if funding is insufficient at any time in the future, and the Company's existing funds are depleted, the Company may be required to cease operations.

UNCERTAINTIES RELATED TO CONTRACT MANUFACTURING OPERATIONS

     Since inception, a substantial portion of the Company's revenues have been derived from its contract manufacturing operations as the Company has sought to more fully utilize its existing facility's capacity while its own products were under development. For the foreseeable future, ProCyte expects to continue to have excess manufacturing capacity as it works to complete development, and begin commercialization, of its potential products. Accordingly, the Company will continue to seek contract manufacturing opportunities. Contract manufacturing revenues will be adversely affected to the extent the Company's customers decide to manufacture their products themselves or choose to have them manufactured elsewhere. In addition, the Company's contract manufacturing revenues may be adversely affected to the extent its customers experience regulatory delays, product recalls or competitive pressures in the marketplace. The Company expects that revenues from contract manufacturing will significantly decline in 1998 as a result of the loss of two of its most significant contract manufacturing customers, one of whom faces an indefinite delay in receiving FDA clearance. There can be no assurance that contract revenues in the future will be significant.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

     From the Company's inception in 1986 until it launched its first commercial product in June 1996, substantially all of its resources were dedicated to the research and development of wound healing and tissue repair applications of its topically administered copper-peptide compounds. Although the Company launched additional wound care product lines in 1997 and expects further product launches in skin care and hair care in 1998, to date the Company has generated only minimal revenues from product sales. The Company's revenues have principally been from fees for performance of contract manufacturing services, interest income, research fees and license fees. There can be no assurance that the Company's current products or its potential products, if successfully developed, will be successfully commercialized and accepted for use by physicians, healthcare providers and consumers. The failure of the Company to successfully develop its potential products or it failure to successfully commercialize its existing or potential products will have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT

     The Company is dependent upon the successful development of its potential products.

Development of the Company's potential products is highly uncertain, and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could slow or prevent the successful completion of the Company's product and technology development. There can be no assurance that the Company will obtain regulatory approval, that an approved product can be produced in commercial quantities at reasonable costs or gain acceptance for use by physicians, healthcare providers and consumers or that any potential products will be successfully marketed at prices that would permit the Company to operate profitably, the failure of any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON AND MANAGEMENT OF EXISTING AND FUTURE CORPORATE ALLIANCES

     The successful commercialization of the Company's existing and future products will depend upon ProCyte's ability to enter into and effectively
manage numerous corporate partnerships.   ProCyte currently promotes certain of
its products through specialty distributors. Other products and technology are licensed for incorporation into products sold by others. In November 1997, the Company entered into an exclusive worldwide supply and marketing agreement with Osmotics Corporation ("Osmotics"), pursuant to which the Company granted Osmotics the right to introduce the Company's copper-peptide-containing products to the prestige skin care market. In December 1997, the Company entered into an exclusive distribution agreement with the Bard Medical Division ("Bard") of C.R. Bard, Inc. Pursuant to this agreement, Bard will be the exclusive supplier of the Company's wound care products to the hospital, nursing home and extended care markets in the United States and Canada. Subsequent to the Bard agreement, ProCyte entered into exclusive distribution agreements for the registration and distribution of certain of its wound care products in certain foreign countries. ProCyte plans to seek similar distribution partnerships in additional countries. There can be no assurance that any of the Company's collaborators will perform their obligations under their agreements with the Company or that the Company's products or the products of others that incorporate the Company's products or technology, will be successfully commercialized, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company will be successful in establishing corporate alliances in the future, or that it will be successful in maintaining existing or any future corporate alliances. Moreover, there can be no assurance that the interests and motivations of any corporate partner, distributor or licensee would be or remain consistent with those of the Company, or that such partners, distributors or licensees would successfully perform the necessary technology transfer, clinical development, regulatory compliance, manufacturing, marketing or other obligations. Failure of any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF PATENT POSITION AND PROPRIETARY RIGHTS

     The patent positions of biotechnology, medical device and healthcare products companies are often uncertain and involve complex legal and factual questions, and the breadth of claims allowed in such patents cannot be predicted. In addition, there is a substantial backlog of patents at the U.S. Patent and Trademark Office that may delay the review and the potential issuance of patents. The Company's success will depend to a significant degree on its ability to obtain patents and licenses to patent rights, to maintain trade secrets and to operate without infringing on the proprietary rights of others, both in the United States and in other countries. The failure of the Company or its licensors to obtain and maintain patent protection for the Company's technology could have a material adverse effect on the Company.

     ProCyte's success depends in part upon its ability to protect its products and technology under intellectual property laws in the United States and abroad. As of December 31, 1997, the Company had 18 issued United States patents expiring between 2005 and 2014, and 132 issued foreign patents and patent registrations. The patents relate to use of the Company's copper-based technology for a variety of healthcare applications, and to the composition of certain biologically active, synthesized compounds. The Company's strategy has been to apply for patent protection for certain compounds and their discovered uses that are believed to have potential commercial value in countries which offer significant market potential. There can be no assurance that patent applications relating to the technology used by the Company will result in patents being issued. There can be no assurance that any patent issued to the Company will not be subjected to further proceedings limiting the scope of the rights under the patent or that such patent will provide a competitive advantage or will afford protection against competitors with similar technology, or will not be successfully challenged, invalidated or circumvented by competitors.

     The Company's processes and potential products may conflict with patents that have been or may be granted to competitors and others. As the biotechnology, medical device and healthcare industries expand and more patents are issued, the risk increases that the Company's processes and potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or use of the affected process. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of proprietary rights of others. If the Company becomes involved in such litigation, it could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. In addition to any potential liability for significant damages, the Company could be required to obtain a license to continue to manufacture or market the affected product or use the affected process. Costs associated with any licensing arrangement may be substantial and could include ongoing royalties. There can be no assurance that any license required under any such patent would be made available to the Company on acceptable terms, if at all. If such licenses could not be obtained on acceptable terms, the Company could be prevented from manufacturing and marketing existing or potential products. Accordingly, an adverse determination in such litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies upon unpatented proprietary technology. There can be no assurance that the Company can meaningfully protect its rights in such unpatented technology, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, collaborators or others, or that others will not independently develop or acquire substantially equivalent technology. To the extent that corporate partners or consultants apply Company technological information independently developed by them or by others to Company projects or apply Company technology or know-how to other projects, disputes may arise as to the ownership of proprietary rights to such information. Any failure to protect unpatented proprietary technology and the breach of obligations designed to protect such technology or development of equivalent technology may have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS

     The manufacture and marketing of ProCyte's products and its research and development activities in general are subject to extensive regulation in the United States by the federal government, principally by the FDA, and in other countries by similar health and regulatory authorities. The Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and other federal and state statutes govern, among other things, the testing, manufacture, safety, labeling, storage, record-keeping, advertising and promotion of cosmetic products and medical devices. Product development and approval or clearance within the regulatory framework requires a number of years and involves the expenditure of substantial resources.

     In order to obtain FDA clearance to market a new device in the United States for use in humans, it is necessary to proceed through several stages of product testing, including research and development, clinical trials, and the filing of a product registration 510(k) medical device application with the FDA to obtain authorization to market a product. The Company's products and product candidates may be regulated by any of a number of divisions of the FDA. The process of obtaining and maintaining regulatory approvals for the manufacturing or marketing of the Company's existing and potential products is costly and time-consuming and is subject to unanticipated delays. Accordingly, delays, rejections or unexpected costs may be encountered based on changes in the policy or regulations of the FDA or foreign governmental authorities during the period of product development and regulatory review, which changes may result in limitations or restrictions on the Company's ability to utilize its technology or develop product candidates. Regulatory requirements ultimately imposed could also adversely affect the ability of the Company to clinically test, manufacture or market products. Even if regulatory approval of a potential product is obtained, such approval may entail limitations on the indicated uses for which such product may be marketed, which may restrict the patient population for which any product may be prescribed. In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on marketing a product or withdrawal of the product from the market, as well as possible criminal or civil sanctions.

     In the United States, products that do not seek to make effectiveness claims based on human clinical evaluation may be subject to review and regulation under the FDA's cosmetic or 510(k) medical device guidelines. Similar guidelines exist for such products in other countries. Such products, which include wound care dressings, ointments and gels, must show safety and substantial equivalency with predicate products already cleared to be marketed by the FDA. There can be no assurance that such product applications submitted to the FDA or similar agencies in other countries will receive clearance to be marketed, or that the labeling claims sought will be approved, or that, if cleared, such products will be commercially successful.

     In addition to obtaining approval or clearance from the FDA or foreign regulatory bodies to market a product, the prospective manufacturer's quality control and manufacturing procedures must conform to current good manufacturing practices ("cGMPs") guidelines, or ISO 9000 standards, when appropriate. In complying with these regulations, which are subject to change at any time without notice to the Company, ProCyte must continue to expend time, effort and financial resources in production and quality control. In addition, ProCyte's manufacturing plant is subject to regulations from and inspections by other foreign, federal, state or local agencies, such as the city water and waste treatment agencies, and state and federal safety and health agencies. There can be no assurance that the Company's manufacturing facility or its manufacturing operations will meet or continue to meet all appropriate guidelines or to pass inspections by any government agency.

     The Company also is or may become subject to various other federal, state, local and foreign laws, regulations and policies relating to, among other things, safe working conditions, good laboratory practices, animal welfare, and the use and disposal of hazardous or potentially hazardous substances used in connection with research, development and/or manufacturing.

     Failure to obtain regulatory approvals for its product candidates or to either attain or maintain compliance with cGMP or other manufacturing requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

INTENSE COMPETITION

     Competition in the wound care, skin health and hair care markets is intense. The Company's competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Bristol Myers Squibb's ConvaTec division, Kendall Healthcare Company, Johnson and Johnson and Allergan.
These competitors have substantially more financial and other resources, larger research and development staffs, and more experience and capabilities in researching, developing and testing products in clinical trials; obtaining
FDA and other regulatory approvals; and manufacturing, marketing and distribution than the Company. In addition, a number of smaller companies are developing or marketing competitive products, some of which may have an entirely different approach than products being marketed or developed by the Company.
The Company's competitors may succeed in developing and commercializing products, or obtaining patent protection or FDA or other regulatory approval's for products, more rapidly than the Company. If the Company is successful in commercializing its products, it will be required to be competitive with respect to manufacturing efficiency and marketing capabilities, areas in which it has very limited experience. The Company's competitors may develop new technologies and products that are available for sale prior to the Company's potential products or that are more effective than the Company's existing or potential products. In addition, competitive products may be manufactured and marketed more successfully than the Company's potential products. Such developments could render the Company's existing or potential products less competitive or obsolete, and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The contract manufacturing service business is also highly competitive. Competitors include major chemical and pharmaceutical companies, as well as specialized biotechnology firms, smaller contract chemical manufacturers and some universities. Many of these companies or institutions have greater financial, technical and marketing resources than the Company.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market prices for securities of healthcare, medical dressings, pharmaceutical and biotechnology companies are subject to volatility, and the market has from time to time experienced significant fluctuations that are unrelated to the operations of the Company. ProCyte's market price has fluctuated over a wide range since the Company's initial public offering in 1989. Announcements concerning the Company or its competitors, including fluctuations in operating results, research and development program direction, results of clinical trials, addition or termination of corporate alliances, technology licenses, clearance or approval to market products, announcements of technological innovations or new products by the Company or its competitors, changes in government regulations, healthcare reform, developments in patent or other proprietary rights of the Company or its competitors, litigation concerning business operations or intellectual property, or public concern as to safety of products, as well as changes in general market conditions and mergers and acquisitions, may have a significant effect on the market price of ProCyte's common stock.

                              SELLING SHAREHOLDERS

     The following table provides certain information regarding the Selling Shareholders and the number of Shares being offered by them.

                                                                                                 SHARES BENEFICIALLY
                                                                   SHARES THAT MAY BE SOLD      OWNED AFTER  OFFERING
                                                                  -------------------------    -----------------------
                                           SHARES BENEFICIALLY                PERCENTAGE OF              PERCENTAGE OF
                                             OWNED PRIOR TO                   COMMON STOCK                COMMON STOCK
   NAME AND ADDRESS                            OFFERING(1)        AMOUNT(4)    OUTSTANDING      AMOUNT    OUTSTANDING
   ----------------                        --------------------   ---------   -------------     ------   -------------
HUMATECH CORP.                                   48,979(2)              -0-           --            0            --
4800 N. FEDERAL HIGHWAY
SUITE 204D
BOCA RATON, FLORIDA  33431

SUSAN BROWNER(5)                                212,137            127,283         0.88%         84,854           *
1519 S.W. 6TH TERRACE
BOCA RATON, FL  33486

JAMES COHEN                                     212,137            127,283         0.88%         84,854           *
798 PELICAN POINT COVE
BOCA RATON, FL  33431

DANA FOX                                          9,795              5,877         0.04%          3,918           *
530 HEMLOCK WAY
EDMONDS, WA  98020

JAMES AND JUNE IRELAN                                 0(3)          29,387         0.20%         19,592           *
56 W. CHRISTY TRAIL
SAPPHIRE, NC  28774

DR. WILLIAM KATZ                                 48,979             29,387         0.20%         19,592           *
548 GYPSY LANE
YOUNGSTOWN, OH  44505

EILEEN MCPHILLIPS                                 9,795              5,877         0.04%          3,918           *
3641 N. HILLSBORO BOULEVARD, APT. F1
COCONUT CREEK, FL  33073

J. SCHIMMEL TRUST                                97,959             58,775         0.40%         39,184           *
10251 GRANADA LANE
SHAWNEE MISSION, KS  66207

MARILYN SHAPERA                                 212,028            127,217         0.88%         84,811           *
5890 N.W. 21ST AVENUE
BOCA RATON, FL  33496

WILLIAM SPATH                                    12,299              7,379         0.05%          4,920           *
101 ROCKLEDGE DRIVE
PERRYSBURG, OH  43551

FRED SPRENGER                                    12,299              7,379         0.05%          4,920           *
2142 COLLINWAY, APT. #1
TOLEDO, OH  43606

KENNETH TAPMAN(6)                               212,028            127,217         0.88%         84,811           *
1519 S.W. 6th Terrace
BOCA RATON, FL  33486

___________________________________________

      *   Less than 1%.
     (1) 10% of the shares of Common Stock owned by each former HumaTech shareholder are subject to a one-year holdback to secure indemnification obligations in connection with the Acquisition.

     (2) HumaTech received 1,088,435 shares of the Common Stock in the Acquisition, which it will distribute to its shareholders in accordance with their respective percentage ownership interests in HumaTech. The distribution of Common Stock to certain HumaTech shareholders is pending the completion of necessary documentation but is expected to occur prior to the effectiveness of this Registration Statement, at which time HumaTech will no longer hold any shares of the Common Stock.

     (3) Upon completion of the necessary documentation, HumaTech will transfer ownership of 48,979 shares of Common Stock to Mr. and Mrs. Irelan.

     (4) Pursuant to an agreement between the shareholder and the Company, each former HumaTech shareholder has agreed to sell, transfer or otherwise dispose of only one-third of his or her Shares during the six-month period commencing after the Closing Date and to sell, transfer or otherwise dispose of only an additional one-third of his or her Shares during the subsequent six-month period.

     (5) In connection with the Acquisition, on April 27, 1998, Ms. Browner was appointed a Director of ProCyte and President of ProCyte's newly-formed HumaTech Division. Ms. Browner is married to Mr. Tapman.

     (6) In connection with the Acquisition, on April 27, 1998, Mr. Tapman was appointed as Vice President of Operations for ProCyte. Mr. Tapman is married to Ms. Browner.

     The securities offered hereby are for the account of the Selling Shareholders. Prior to the offering contemplated hereby, the Selling Shareholders beneficially owned 1,088,435 shares, 108,844 shares of which are subject to a one-year holdback for indemnification obligations related to the Acquisition. Up to 653,061 Shares may be sold in the offering.

     The Shares offered hereby were acquired by the Selling Shareholders from the Company on April 27, 1998, as consideration for the purchase of all of the assets of HumaTech by ProCyte. The Common Stock was valued at $1,500,000 as of the consummation of the Acquisition.

                              PLAN OF DISTRIBUTION

     The Shares of Common Stock of ProCyte are traded on the Nasdaq National Market. The Shares may be sold from time to time by the Selling Shareholders in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. In connection with any sales, the Selling Shareholders and any broker-dealers who participate in a sale of shares of Common Stock may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares of Common Stock as principal, any profits received on the resale of such shares of Common Stock, may be deemed to be underwriting discounts and commissions under the Securities Act.

     The rules of the Commission generally prohibit underwriters, brokers, dealers and certain other persons engaged or participating in the distribution of the Shares from making a market in such Shares during the "cooling off" period preceding the commencement of such distribution.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Pursuant to a Registration Rights Agreement with the Selling Shareholders, ProCyte has agreed to bear all expenses of registering the shares. Additionally, ProCyte has agreed to indemnify the Selling Shareholders, and any underwriters offering securities on behalf of the Selling Shareholders, against certain liabilities, including liabilities under the Act.

     Each former HumaTech Shareholder has agreed to sell, transfer or otherwise dispose of only one-third of his or her Shares during the six month period after the Closing Date of the Acquisition and to sell, transfer or otherwise dispose of only an additional one-third of his or her shares during the subsequent six-month period.

     There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereunder. It is anticipated that this offering will remain in effect for 12 months following the Closing Date of the Acquisition or until the shares offered hereunder have been sold, whichever is earlier.

                                    EXPERTS

      The financial statements incorporated in this prospectus by reference from ProCyte Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie LLP, Seattle, Washington.

===============================================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              ____________________

===============================================================================

===============================================================================

                                 653,061 SHARES


                              PROCYTE CORPORATION


                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)


                                 ______________

                                   PROSPECTUS
                                 ______________


                                 JUNE 18, 1998


===============================================================================